Exhibit (c)(4) Project Blazing Star Transaction Committee Discussion December 11, 2024 [***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Exhibit (c)(4)

CENTERVIEW PARTNERS

Project Blazing Star
Transaction Committee Discussion

December 11, 2024

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Today's Agenda

1. ***WSJ Story on 12/10/23***

2. ***Assessing Competitive Interest – Perspectives on Outreach***

3. ***Update on Key Diligence Issues***

1 WSJ Story on 12/10/23

WSJ Story on Potential Sale Released on December 10, 2024

Commentary

- On 12/10 at approximately 12:30pm ET, WSJ first reported that the Company was exploring a sale
- Article identified Saturn as the acquiror, indicated timeline progressing towards completion early next year and said that Saturn may pursue asset sales as the owner
- Most other major news outlets picked up the story shortly after
- However, no article to date has indicated potential price or valuation
- Stock closed at **$10.42** vs. prior day close of **$8.85**, reflecting a +18% one-day increase
- Both Blazing Star and Saturn issued public no comment statements

Blazing Star Intra-Day Trading (December 10, 2024)



Pre-Report
Post-Report
$11.00
$10.00
$9.00
$8.00
+21%(1)
WSJ article released at 12:31pm ET; trading paused for 10 minutes due to volatility
$10.42 +18%
Note: Share price down (6%) to ~$9.80 as of 1pm ET on 12/11
12/10 average trading volume was 104.7 representing a 5x+ increase vs. 90-day average
December 9 Closing Share Price: $8.85
9:30am
10:30am
11:30am
12:30pm
1:30pm
2:30pm
3:30pm
4:00pm

Daily Trading Volume (in mm)			
	Pre-Leak Average as of 12/09		
	30-Day	**60-Day**	**90-Day**
Avg. Volume	18.9	21.7	20.4
12/10 Volume as % of Avg:	*555%*	*482%*	*512%*

Source: FactSet as of December 10, 2024.
(1) Reflects price jump between 12:20pm (10 minutes pre-news release) vs. 12:40pm (10 minutes post-news release).

Initial Analyst Reactions Are Positive on Deal but Note Uncertainty

Select Analyst Commentary Since December 10th, 2024

"Ultimately, we think the transaction ***would not be without risk, but would be a positive for public shareholders given ongoing business headwinds.*** Should a deal come to fruition, we would anticipate that a ***restructuring of WBA may likely be easier outside of public eyes,*** particularly in US Retail Pharmacy as well as the profitability ramp in US Healthcare."

EVERCORE ISI

"While ***we believe a PE takeover of WBA is possible, given that the company would have additional flexibility to address operational headwinds in the private market***…we also do not believe a deal is a slam-dunk…***If a transaction were to occur, our initial takeout price range is estimated at $10-$12.***"

MIZUHO

"***While interest in such a deal is positive, the appreciation in WBA shares despite a lack of reporting on takeout price or financing give us pause*** and we note this is not the first time PE buyers have knocked at WBA's door…A PE buyer may be better positioned to break up the assets."

nephron

"We ***believe a takeout of WBA is possible, but what a PE firm can do to accelerate turnaround is less clear.*** Our SOTP/LBO analysis suggests a ***PE firm would need to believe it can turn around the US Retail segment*** at least in line or better than mgmt's current plan. Our SOTP/LBO analysis suggests possible takeout price of $12"

TD Cowen a division of TD Securities

Source: Wall Street research.

Perspectives on Further Outreach to Sponsors

- Despite being a well-known, public Company, with public statements around strategic reviews and asset sales, only Saturn has reached out to seriously explore a WholeCo transaction
  - [***] reached out previously but their interest was only focused on the Healthcare businesses and other sponsors have inquired around the edges but have not demonstrated a serious intent
- This lack of interest from the sponsor community to date is notable at a time when sponsors are under pressure to put capital to work and routinely seek to explore transaction opportunities
- Given complex nature of Blazing Star, it appears that the right buyer would have to be a large sponsor focused on both retail and turn-around opportunities and ideally also have healthcare expertise
  - Based on these criteria, [***] would likely be the best potential sponsor to acquire Blazing Star outside of Saturn but is currently evaluating the transaction alongside Saturn as a preferred equity investor
- Centerview believes sponsor interest beyond Saturn would be limited to a handful and would likely have low probability of success

Potential Sponsors with WholeCo Interest

[***]

[***]

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Assessing Potential Strategic Interest

Assessment of Strategic Interest

- Blazing Star's complexity, scale and turnaround characteristics limit its strategic appeal
- Its portfolio of businesses suggest strategic interest would likely have to come from either within the retail or large payor landscape
- While strategic interest would exist in select assets, this is unlikely to translate to strong interest in acquiring WholeCo
  - Retail strategics have not pursued small format and have experienced challenges within healthcare
  - Not aware of any healthcare player interested in brick and mortar retail footprint (US or Int'l)

Strategics
[***]

Large-Cap Payors That May Have Interest			Large-Cap Retailers That May Have Interest		
[***]	[***]	[***]	[***]	[***]	[***]

Benefits and Considerations

Large-Cap Payors:

- ✓ Purchasing / back-of-store synergy opportunities and PBM integration opportunities
- × Lack of experience in consumer-facing retail
- × Unlikely to want international exposure
- × Potential regulatory challenges with select healthcare assets
- × US Retail turnaround characteristics and difficulty with VMD performance and governance

Large-Cap Retailers:

- ✓ Ability to leverage existing retail expertise to turn-around Blazing Star
- ✓ Complementary with existing pharmacy presence
- × Recent challenges / exits from organic healthcare strategy
- × Potential regulatory challenges across store footprint (would need to be analyzed further)
- × Lack of experience in small format

Source: Company Filings and FactSet as of December 6, 2024.

Double-Click on Strategics Who May Have Interest

[***]

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Key Metrics for Illustrative Strategic Transactions

		Large-Cap Payors			Large-Cap Retailers		
		[***]					
Transaction Considerations	Required Blazing Star Funding	$20.8bn (1)					
	Debt Funding	$18.6bn	$20.8bn	$20.8bn	$20.8bn	$18.8bn	$20.8bn
	Equity Issuance	$2.1bn (2)	–	–	–	$2.0bn (3)	–
	PF Blazing Star Ownership	2%	0%	0%	0%	4%	0%
PF Impact	'26-'27 Rev. Growth (Δ vs. Standalone)	4.1% +2bps	8.3% (139bps)	6.1% (152bps)	9.0% (95bps)	3.6% +57bps	4.9% (16bps)
	2027E EBIT Margin (Δ vs. Standalone)	3.6% (106bps)	7.5% (178bps)	5.0% (238bps)	11.9% (188bps)	2.5% (66bps)	4.4% (55bps)
	2026E Acc. / Dil(4) (Year 1)	+8%	+3%	+9%	+1%	+23%	+4%
	2027E Acc. Dil(4) (Year 2)	+12%	+4%	+11%	+1%	+33%	+5%
	PF Debt / EBITDAR (Δ vs. Standalone)	3.7x +1.4x	2.5x +0.7x	3.8x +1.6x	1.0x +0.2x	4.0x +1.9x	1.8x +0.7x
	% PF Retail Exposure(5) (Δ in Retail Exposure)	36% +36%	25% +25%	43% +43%	53% +9%	92% +4%	99% (1%)

$500mm synergies phased at 50% in '26E and 100% in '27E

Source: Company filings, and FactSet as of October 18, 2024.
(1) Reflects Blazing Star FYE 2025E capitalization at $14 per share, half a year of the dividend being suspended, $0.1bn of minimum cash and $350mm of debt breakage and fees. (2) Transaction financing based on assumption of CI maximum debt / cap ratio of 52.5%. (3) Transaction financing based on assumption of KR 4.0x maximum adj. debt / adj. EBITDAR ratio. (4) Assumes $500mm in EBITDA-impacting synergies phased at 50% in 2026E and 100% in 2027E. (5) Reflects % retail pharmacy exposure as % of PF 2025E revenue. Reflects FY 2025E revenue mix for Blazing Star. [***]

Blazing Star's Options for a Market Check

Blazing Star can assess competitive interest through three primary means

Pre-Announcement Market Check

- Blazing Star can elect to call any potentially interested parties in the near-term and allow them into the process ahead of reaching a signed agreement with Saturn
- This would involve conducting outreach, signing NDAs and facilitating due diligence
- If serious interest were to be discovered, it would likely require meaningfully extending current process timeline to provide new parties adequate time to assess if they would be able to deliver a competitive offer

Follow-Up on Inbounds Arising from WSJ Story

- Following the WSJ article, multiple major financial news outlets also reported on the news including Bloomberg, CNBC, CNN and Reuters, ensuring broad market awareness of the leak
- Intend to monitor and assess seriousness, scope and credibility of any inbounds

Post-Announcement Market Check ("Go-Shop")

- A go-shop period allows Blazing Star to proactively seek out competing offers for a defined period of time after reaching a signed agreement with Saturn
- Saturn's offer price would act as a floor and any new acquiror would have to top that price
- To compensate Saturn for any risk that they are topped and the work they put in to reach a signed agreement, any new acquiror would also have to pay Saturn a break fee
  - Typical break fee is ~1%-3% of the transaction's equity value and is highly negotiated
- In recent LBOs greater than $5bn implied enterprise value(1), 45% of these transactions featured a go-shop period
  - Of these transactions with a go-shop, the length of the go-shop period was between 25 to 60 days after signing, with the majority being ~45 days in length
  - Go-shop periods do not typically generate a superior proposal – 13 of the 14 go-shop periods in these LBOs expired without another buyer submitting a superior proposal

Source: Company Filings.
(1) Reflects precedent U.S. LBO transactions with implied TEV >$5bn across industries since 2019. N=31.

Benefits and Considerations of Various Pathways for Outreach

Pre-Announcement Market Check

- ✓ Potential for new buyer(s) to emerge and increase competitive tension with Saturn
- ✓ Further confidence that price discovery was maximized
- × Ability to "catch up" to Saturn's level of diligence ahead of signing likely challenging, given amount of work completed to date over past four months
- × Significant extension of timeline risks loss of momentum with Saturn and its financing sources
- × Incremental strain on management time / distraction to facilitate further diligence for extended period
- × No obvious WholeCo acquiror that would be able to move quickly to submit a more attractive offer than Saturn

Post-Announcement Market Check ("Go-Shop")

- ✓ Allows for eventual market check while maintaining timeline and momentum with Saturn and its financing sources
- ✓ Broader outreach only conducted if a signed agreement has been reached
- ✓ Minimizes management distraction from an expedited path towards a signed agreement with Saturn
- ✓ Public announcement of go-shop period ensures no potential acquiror is missed given lack of other obvious acquirors
- × Leakage for any new acquiror due to break fee required to top Saturn proposal
- × Rarely results in viable, competitive bid

Centerview believes the opportunity to assess inbound interest from December 10th WSJ story coupled with a go-shop period following a signed agreement create the best approach

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Update on Key Diligence Topics

	Description	Potential Impact ($mm)
	[***]	
Updated Share Count	▪ Prior to recent proxy filing, Blazing Star's public financials did not provide visibility into dilutive securities that impact share count ▪ Recent proxy and files received from management indicate that Blazing Star has 19mm-26mm incremental dilutive shares from RSUs and PSUs *(incremental to 864mm basic shares outstanding)* – 12mm of these shares were RSUs issued in November and 7mm PSUs are subject to shareholder approval	**($250)mm** *(19mm shares)* - **($350)mm(1)** *(26mm shares)*
Everly Settlement	▪ Everly settlement payment within 3YP is $79mm (initial arbitration cap) vs. current outstanding arbitration award for ~$900mm ▪ If trial results in an affirmation of the arbitration award, a substantial bond may need to be posted in FY25, though appeals process may defer final outcome for ~2 additional years	**$0mm** *(Underwrite $79mm assessment)* - **($800)mm** *(Incremental $800mm payment vs. 3YP)*
	[***]	
USHC	▪ Saturn has acknowledged they believe there is upside within USHC, particularly within Shields, Summit, and CityMD ▪ However, dynamics with Summit / CityMD have prevented ability to diligence this opportunity at a level necessary to underwrite the upside	**TBD** *Dependent upon further diligence*

Source: Company Filings, Blazing Star Management and Saturn.
(1) Reflects impact of incremental shares at $13.50 per share.

[***] indicates information has been omitted on the basis of a confidential treatment request pursuant to Rule 24b-2 of the Securities Exchange Act of 1934, as amended. This information has been filed separately with the Securities and Exchange Commission.

Quantifying Impact of Key Diligence Items

Potential Per Share Impact of Key Diligence Items and Impact on Illustrative Sponsor Returns

	$mm Impact		Per Share Impact[1]	
Key Diligence Topics	**Low**	**High**	**Low**	**High**
[***]	[***]	[***]	[***]	[***]
Increased Share Count[2]	(256)	(347)	(0.29)	(0.39)
Everly Litigation[3]	–	(807)	–	(0.91)
[***]	[***]			
USHC Upside	- To be determined -			
Total	**($756)**	**($1,863)**	**($0.85)**	**($2.10)**

	SQ		
IRR Impact[4]	27%	23%	18%
Cash-on Cash Returns Impact	3.3x	2.8x	2.3x

Reflects impact to returns assuming shortfall is funded by equity (i.e., no incremental debt financing available)

Source: Company Filings, Blazing Star Management and Saturn.

(1) Reflects 889mm dilutive shares outstanding inclusive of 7mm PSUs subject to shareholder approval.

(2) Reflects 882mm to 889mm dilutive shares outstanding depending on treatment of 7mm PSUs subject to shareholder approval. Values reflect $13.50 per share.

(3) $807mm reflects $886mm award outstanding less $79mm currently reserved for by Blazing Star.

(4) Reflects impacts to IRR at $13.50 vs. base case IRRs of 27% and cash-on-cash returns of 3.3x and assumes 100% achievement of 3YP.